Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: February 15, 2019
Contact: Angie Richards
515.412.2344
arichards@fhlbdm.com

FHLB Des Moines Reports 2018 Preliminary
Unaudited Financial Results and Fourth Quarter 2018 Dividend

2018 Summary Financial Results

•	Net income totaled $460 million, a decrease of $58 million from the same period last year.

•	Net interest income totaled $635 million, a decrease of $15 million from the same period last year.

•	Balance sheet changes from December 31, 2017 were:

◦	Assets totaled $146.5 billion, an increase of $1.4 billion.

◦	Advances totaled $106.3 billion, an increase of $3.7 billion.

◦	Capital totaled $7.5 billion, an increase of $0.5 billion.

◦	Retained earnings totaled $2.1 billion, an increase of $0.2 billion.

◦	Regulatory capital ratio was 5.27 percent, an increase from 5.03 percent.

Fourth Quarter 2018 Financial and Business Highlights

•	Net income totaled $100 million, a decrease of $16 million from the same period last year.

•	Net interest income totaled $155 million, an increase of $2 million from the same period last year.

•	Advances of $106.3 billion were outstanding to 772 members, housing associates, and former members, of which 60 percent were held by the Bank’s five largest borrowers.

•	Mortgage loans of $7.8 billion were outstanding of which $487 million were purchased from 150 members during the fourth quarter.

•	Mortgage loans of $207 million were delivered by members during the quarter through the MPF Xtra, MPF Direct, and MPF Government MBS programs.

•	Letters of credit of $9.1 billion were outstanding.

•	Paid $73 million of cash dividends at an effective combined annualized dividend rate of 5.26 percent during the fourth quarter.

•	Accrued $11 million for use in the Bank’s Affordable Housing Program (AHP), bringing the year-to-date total to $53 million.

2018 Financial Results Discussion

Net Income - The Bank recorded net income of $460 million in 2018 compared to $518 million in 2017. The $58 million decline in the Bank’s net income during 2018 was driven by lower other income primarily due to net gains on litigation settlements of $21 million recorded in 2017. Net income was also impacted by lower net interest income and an increase in other expense.

Net Interest Income - The Bank’s net interest income totaled $635 million in 2018 compared to $650 million in 2017. The Bank’s net interest margin was 0.43 percent during 2018 compared to 0.39 percent during 2017. The $15 million decline in net interest income was primarily due to lower average advance volumes offset in part by higher net interest margin. The increase in net interest margin was attributable to the higher interest rate environment offset in part by lower asset liability spreads due to increased costs on the Bank’s interest-bearing liabilities.

Other Income (Loss) - During 2018, the Bank recorded other income of $20 million compared to other income of $52 million in 2017, a decline of $32 million. During 2017, other income (loss) was primarily impacted by net gains on litigation settlements of $21 million as a result of settlements with certain defendants in the Bank’s private-label MBS litigation. The Bank did not record any gains on litigation settlements during 2018. Other factors impacting other income (loss) included net gains (losses) on trading securities and net gains (losses) on derivatives and hedging activities, as described below.

The Bank recorded net losses on trading securities of $15 million in 2018 compared to net gains of $1 million in 2017. These changes in fair value were primarily due to the impact of changes in interest rates and credit spreads on the Bank’s fixed rate trading securities. The Bank recorded net gains of $19 million in 2018 on its derivatives and hedging activities through other income (loss) compared to net gains of $12 million in 2017. The fair value changes were primarily driven by changes in interest rates. These changes impacted the Bank’s fair value hedge relationships and fair value changes on interest rate swaps that the Bank utilized to economically hedge its investment securities portfolio.

Other Expense - Other expense totaled $142 million for 2018 compared to $124 million for 2017. The $18 million increase in other expense was primarily due to an increase in compensation and benefits in 2018 of $10 million, driven by increased employee headcount and post-retirement benefit expenses.

Assets - The Bank’s total assets increased to $146.5 billion at December 31, 2018, from $145.1 billion at December 31, 2017, driven by an increase in advances, partially offset by a decrease in investment securities. Advances at December 31, 2018 increased by $3.7 billion from advances at December 31, 2017 due primarily to an increase in borrowings by large depository institution members, partially offset by a decrease in borrowings from a captive insurance company member. Investments decreased $2.7 billion from December 31, 2017 due primarily to paydowns of certain mortgage backed securities in 2018.

Liabilities - The Bank’s total liabilities increased to $139.0 billion at December 31, 2018, from $138.1 billion at December 31, 2017, driven by an increase in the amount of consolidated obligations needed to fund the Bank’s assets.

Capital - Total capital increased to $7.5 billion at December 31, 2018 from $7.0 billion at December 31, 2017, primarily due to an increase in capital stock resulting from an increase in member activity. In addition, retained earnings increased due to net income, partially offset by dividends paid. The Bank’s regulatory capital ratio increased to 5.27 percent at December 31, 2018, from 5.03 percent at December 31, 2017 and was above the required regulatory minimum at each period end. Regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings.

Additional financial information will be provided in the Bank’s 2018 Form 10-K expected to be available at www.fhlbdm.com and www.sec.gov on or before March 31, 2019.

Dividend

On February 13, 2019, the Bank’s Board of Directors approved a fourth quarter 2018 dividend at an annualized rate of 5.75 percent on activity-based stock and 3.25 percent on membership stock, unchanged from the prior quarter. Dividend payments totaling $73 million are expected to be paid on February 19, 2019. The effective combined annualized dividend rate for the Bank on both subclasses of capital stock outstanding will be 5.25 percent; however, the effective combined dividend rate on the total capital stock held by each member depends on its level of activity with the Bank during the fourth quarter.

Federal Home Loan Bank of Des Moines Financial Highlights (preliminary and unaudited)

	December 31,	December 31,
Statements of Condition (dollars in millions)	2018	2017
Cash and due from banks	$119	$503
Investments	31,777	34,452
Advances	106,323	102,613
Mortgage loans held for portfolio, net	7,835	7,096
Total assets	146,515	145,099
Consolidated obligations	136,651	135,575
Mandatorily redeemable capital stock	255	385
Total liabilities	138,967	138,078
Capital stock - Class B putable	5,414	5,068
Retained earnings	2,050	1,839
Accumulated other comprehensive income (loss)	84	114
Total capital	7,548	7,021
Total regulatory capital[1]	7,719	7,292
Regulatory capital ratio	5.27%	5.03%

1
Total regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings. The regulatory capital ratio is calculated as regulatory capital as a percentage of period end assets.

	For the Quarter Ended		For the Year Ended
	December 31,		December 31,
Operating Results (dollars in millions)	2018	2017	2018	2017
Net interest income	$155	$153	$635	$650
Provision (reversal) for credit losses on mortgage loans	—	(1)	—	—
Other income (loss):
Net gains (losses) on trading securities	18	(9)	(15)	1
Net gains (losses) on derivatives and hedging activities	(24)	11	19	12
Gains on litigation settlements, net	—	—	—	21
Other, net	3	5	16	18
Total other income (loss)	(3)	7	20	52
Total other expense	41	31	142	124
Net income before assessments	111	130	513	578
Affordable Housing Program assessments	11	14	53	60
Net income	$100	$116	$460	$518
Performance Ratios
Net interest spread	0.31%	0.33%	0.32%	0.34%
Net interest margin	0.42	0.40	0.43	0.39
Return on average equity	5.31	6.43	6.21	7.01
Return on average capital stock	7.47	8.77	8.67	9.20
Return on average assets	0.27	0.30	0.31	0.31

The selected financial data above should be read in conjunction with the financial statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Bank’s 2018 Form 10-K expected to be filed on or about March 31, 2019 with the SEC.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank’s operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, you are cautioned not to place undue reliance on such statements.

The Bank is a member-owned cooperative that provides funding solutions and liquidity to members to support mortgage lending, economic development and affordable housing in the communities they serve. The Bank is wholly owned by more than 1,350 members, including commercial banks, savings institutions, credit unions, insurance companies, and community development financial institutions, and receives no taxpayer funding. The Bank serves Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, and the U.S. Pacific territories of American Samoa, Guam, and the Commonwealth of the Northern Mariana Islands. The Bank is one of eleven regional banks that make up the Federal Home Loan Bank System.